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                            UNITED TRANSNET, INC.
                For the Three Months Ended March 30, 1996 and
                         COMBINED FOUNDING COMPANIES
                  For the Three Months Ended March 31, 1995
         EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (THOUSANDS OF DOLLARS, EXCEPT PER SHARE INFORMATION)


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
                                                                              For the Three Months Ended
                                                                          March 30,           March 31,
                                                                            1996                1995
                                                                          ---------           ---------
Primary:

Average shares outstanding                                                9,025,249           7,623,668

Dilutive stock options:
(based on the treasury stock method using the
  average market price for the period)                                      186,937             181,741
                                                                         ----------         -----------

Total primary shares outstanding and common share equivalents             9,212,186           7,805,409

Net income                                                               $    1,616         $       917
                                                                         ==========         ===========

Primary earnings per share                                               $     0.18         $      0.12
                                                                         ==========         ===========



Fully diluted:

Average shares outstanding                                                9,025,249           7,623,668

Dilutive stock options:
(based on the treasury stock method using the period-end market price
  if greater than average market price for the period)                      193,925             181,741
                                                                         ----------         -----------
                                                                          9,219,174           7,805,409
Total fully-dilutive shares outstanding

Net income                                                               $    1,616         $       917
                                                                         ==========         ===========

Fully diluted earnings per share *                                       $     0.18         $      0.12
                                                                         ==========         ===========

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* Fully diluted earnings per share is less than 3% dilutive and, therefore, was not disclosed on the Consolidated Statements of Operations in accordance with the provisions of Accounting Principles Board Opinion Number 15.




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